Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the (1) Registration Statement (Forms S-8 No. 333-72724 and No. 333-40520) pertaining to the Private Business Inc. 2000 Employee Stock Purchase Plan, (2) Registration Statement (Form S-8 No. 333-116402) pertaining to the Private Business, Inc. 2004 Equity Incentive Plan, and (3) Registration Statement (Form S-8 No. 333-133604) pertaining to the Private Business, Inc. 2005 Long-Term Equity Incentive Plan, of our report dated February 18, 2005 (except for the Reclassifications paragraph on Note 1, as to which the date is June 5, 2006), with respect to the 2004 and 2003 consolidated financial statements and schedule of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) included in the Annual Report (Form 10-K/A) of Goldleaf Financial Solutions, Inc. for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Nashville, Tennessee
August 1, 2006